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                                                                   EXHIBIT 10.20


               SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT


     THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Second Restated Agreement"), dated as of February 14, 2001, by and between Prentiss Properties Trust, a Maryland real estate investment trust (the "Company") and Michael V. Prentiss (the "Executive"), recites and provides as follows:

                             W I T N E S S E T H:

     WHEREAS, the Company is a self-administered Maryland real estate investment trust, which has been formed to continue and expand the national acquisition, property management, leasing, development and construction business of Prentiss Properties Limited, Inc., and its Affiliates (collectively, the "Prentiss Group");

     WHEREAS, the Company's primary objective is to maximize the profitability of its Properties by continuing the Prentiss Group's success in renewing leases, maintaining high occupancy rates, reducing operating costs and growing through the acquisition of additional office and industrial properties and through development primarily on a build-to-suit basis;

     WHEREAS, for over 25 years, Executive has been continuously and actively engaged in various aspects of real estate development, acquisitions, and investment management on the national level, both personally and for companies and joint ventures controlled by or affiliated with Executive, including, without limitation, the owning, development, asset management and management of Office or Industrial Properties;

     WHEREAS, the Company entered into an Employment Agreement with the Executive, dated as of October 22, 1996, which was amended and restated as of May 10, 2000, and further amended by a side letter between the Company and the Executive, dated June 26, 2000 (collectively, the "Original Employment Agreement");

     WHEREAS, the Company desires to further amend and restate the Original Employment Agreement in order to reflect Executive's current responsibilities and compensation as well as to provide for compensation in the event of a Change in Control;

     WHEREAS, the Company desires to continue to employ the Executive to devote a significant portion of his time to the business of the Company, including, without limitation, executive management of the Company and the Properties, and to serve as the Chairman of the Board of Trustees of the Company; and

     WHEREAS, the Executive desires to be so employed on the terms and subject to the conditions hereinafter stated.

     NOW, THEREFORE, IN CONSIDERATION of the mutual covenants, promises and obligations of the parties provided for in this Second Restated Agreement and the benefits to be received by the Executive, and for other good and valuable
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consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     A.   DEFINITIONS.
          -----------

          For purposes of this Second Restated Agreement, the following terms shall have the following meanings (applicable to both the singular and plural forms of the terms defined):

          1. "Acquisition of Office or Industrial Property" means engaging in the activity of soliciting, seeking to acquire, obtaining an option or first right of refusal to acquire, or acquiring, any interest in an Office or Industrial Property or in real property planned for development as an Office or Industrial Property.

          2. "Affiliate" means (i) any person directly or indirectly controlling, controlled by, or under common control with such other person, (ii) any executive officer, director, trustee or general partner of such other person, and (iii) any legal entity for which such person acts as an executive officer, director, trustee or general partner. The term "person" means and includes any natural person, corporation, partnership, association, limited liability company or any other legal entity.

          3.  "Board" means the Board of Trustees of the Company.

          4. "Change in Control" shall mean that (a) the Company has consummated a transaction pursuant to any agreement with any person or entity that involves the transfer of ownership of more than fifty percent (50%) of the Company's total assets or earnings power on a consolidated basis, as reported in the Company's consolidated financial statements filed with the Securities and Exchange Commission (including an agreement for the acquisition of the Company by merger, consolidation, or statutory share exchange regardless of whether the Company is intended to be the surviving or resulting entity after the merger, consolidation, or statutory share exchange or for the sale of substantially all of the Company's assets to the person or entity), (b) as the direct or indirect result of, or in connection with, a cash tender or exchange offer, a merger or other business combination or combination of these transactions, the persons who were trustees of the Company before such transactions cease to constitute a majority of the Board, or any successor's board, within two years of the last such transaction, (c) any person or entity is or becomes an Acquiring Person, or
(d) during any period of two consecutive calendar years, the Continuing Trustees cease for any reason to constitute a majority of the Board. For purposes of the preceding sentence, "Continuing Trustee" means any member of the Board, while a member of the Board and (1) who was a member of the Board prior to May 10, 2000 or (2) whose subsequent nomination or election to the Board was recommended or approved by a majority of the Continuing Trustees; and "Acquiring Person" means that (i) a person, considered alone or together with all Affiliates and associates of that person or entity, becomes directly or indirectly the beneficial owner of securities representing at least twenty percent (20%) of the Company's outstanding securities entitled to vote generally in the election of the Board, or (ii) a person or entity enters into an agreement that would result in that person or entity

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satisfying the conditions in subsection (i) or that would result in an
Affiliate's failure to be an Affiliate.

          5. "Competitive Activity" means engaging in directly, through an Affiliate, or being employed by any entity undertaking, or otherwise undertaking to do any of the following: (i) Acquisition of Office or Industrial Property,
(ii) Office or Industrial Property Ownership or Leasing, (iii) Office or Industrial Property Construction, (iv) Office or Industrial Property Entitlements, (v) Speculation, or (vi) Office or Industrial Property Management and Operation.

          6.  "Effective Date" shall mean January 1, 2001.

          7. "Employment Term" means the period of five years, commencing on the Effective Date and continuing until the fifth anniversary of the Effective Date, unless terminated earlier as provided herein. After the fifth anniversary of the Effective Date, the Employment Term shall terminate, unless the parties mutually agree to extend the Employment Term.

          8.  "Good Reason" shall mean:

               (a) the Executive's relocation more than fifty (50) miles from the Executive's primary office, without such Executive's consent;

               (b) a material adverse alteration in the nature, title or status of his position;

               (c) a reduction by the Company of the Executive's annual base salary or target bonus;

               (d) an assignment of duties to the Executive that are materially inconsistent with his job description; or

               (e) the intentional breach by the Company of any material provision of this Second Restated Agreement that continues for a period of 14 days after the Independent Trustees on the Board receive written notice of such breach.

          9. "Independent Trustee" shall mean a member of the Board who is defined as an "Independent Trustee" in the Amended and Restated Declaration of Trust of the Company, which is attached as Exhibit 3.1 to the Company's Registration Statement on Form S-11 (File No. 333-9863), as filed with the Securities and Exchange Commission, as amended.

          10. "Noncompetition Period" means the period beginning on (a) the date the Executive has terminated his employment without Good Reason (excluding a resignation for any reason or no reason after a Change in Control) or (b) the date the Executive experiences a Termination With Cause, and ending two years from the date of either such termination of employment.

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          11.  "Office or Industrial Property" means any Property that is used in whole or in part for office or industrial space or office or industrial related purposes, whether in fee or leasehold, together with all improvements and fixtures now or hereafter located thereon, all rights, privileges and easements appurtenant thereto, and all tangible and intangible personal property used in connection therewith.

          12. "Office or Industrial Property Construction" means the construction, renovation or repair of improvements on an Office or Industrial Property by Executive or an Affiliate of Executive.

          13. "Office or Industrial Property Entitlements" means engaging in the process by which a person with an interest in an Office or Industrial Property obtains necessary or desirable governmental approvals, licenses, permits, entitlements or agreements for the commencement of Office or Industrial Property Construction.

          14. "Office or Industrial Property Management and Operation" means engaging in directly or through an Affiliate, or being employed by any entity undertaking, or otherwise undertaking the day-to-day management and operation of an Office or Industrial Property, whether pursuant to a master lease, management agreement or any other arrangement.

          15.  "Property" means any real property or any interest therein.

          16. "Speculation" means engaging in the activity of soliciting, seeking to acquire, obtaining an option or a first right of refusal to acquire, or acquiring, any interest in a Office or Industrial Property with the intention at any time of acquiring (or obtaining an option or a first right of refusal to acquire) or holding an Office or Industrial Property for subsequent sale or other transfer to any person for purposes of Competitive Activity.

          17. "Termination Without Cause" means the termination of the Executive's employment by the Company for any reason other than Voluntary Termination or Termination With Cause.

          18. "Termination With Cause" means the termination of the Executive's employment by act of the Board for any of the following reasons:

               (a) willful misconduct of the Executive in connection with the performance of any of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its Affiliates or securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company or any of its Affiliates;

               (b) conduct by the Executive that would result in material injury to the reputation of the Company if he were retained in his position with the Company, including, without limitation, conviction of a felony under the laws of the United States or any State thereof, or of an equivalent crime under the laws of any other jurisdiction, bankruptcy, insolvency or general assignment for the benefit of his creditors;

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               (c)  continued or deliberate neglect by the Executive of any of his duties hereunder;

               (d) any failure to comply substantially with any written rules, regulations, policies or procedures of the Company, if such non-compliance could be expected to have a material and adverse effect on the Company's business and which has n ot been cured after reasonable notice;

               (e) any willful failure to comply with the Company's internal policies regarding insider trading or insider dealing which has not been cured after reasonable notice; or

               (f) any material breach of this Second Restated Agreement which has not been cured after notice and a reasonable opportunity to be heard.

          19. "Voluntary Termination" means the Executive's voluntary termination of his employment hereunder for any reason other than Good Reason.

     B.   THE EMPLOYMENT RELATIONSHIP.
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          1.   Employment. The Company shall employ the Executive, and the
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Executive agrees to be so employed, in the capacity of Chairman of the Board to serve for the Employment Term, subject to earlier termination as herein provided.

          2.   Services. The Executive shall devote a significant portion of
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his business time, attention and effort to the Company's affairs, except for such reasonable time as shall be required for the Executive to oversee and manage his horse farm in North Wales, Virginia. Specifically, the Executive shall: (a) supervise, direct and assist the President and Chief Executive Officer of the Company; (b) formulate the long-range growth strategy of the Company, consistent with directions from the Board; (c) review and approve all proposed real estate acquisitions, dispositions, and new development projects; and (d) act as a mentor to, and provide leadership and direction to, the Company's Regional Directors.

          3.   Compensation.
               ------------

               (a) The Company initially shall pay the Executive for his services an annual base salary that for 2001 shall be $350,000. The annual base salary shall be increased $50,000 annually for each calendar year of this Second Restated Agreement, and shall be paid in semi-monthly payments.

               (b) In addition, the Company shall also pay the Executive a discretionary annual bonus in an amount to be determined by the Board or the Compensation Committee established by the Board.

          4.   Benefits. The Company agrees to provide the Executive with the
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following benefits during the Term of this Second Restated Agreement:

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               (a)  Vacation. The Executive shall be entitled each year to
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     four weeks vacation, during which time his compensation shall be paid in full.

               (b)  Employee Benefits. The Executive shall be entitled to all
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     rights, benefits and privileges to which other management level employees of the Company are entitled, including, but not limited to, any retirement, pension, profit-sharing, insurance, hospital or other plans which may now be in effect or which may hereafter be adopted by the Company.

               (c)  Tax and Estate Planning. The Company shall provide the
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     Executive with annual personal tax and estate planning services. In addition, the Company shall provide the services of an accountant to keep the Executive's financial records and to assist in tax reporting.

               (d)  Country Club Fees. The Company shall reimburse the
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     Executive for his membership dues at the following country clubs:
     Brookhollow Golf Club in Dallas, Texas; Robert Trent Jones Golf Club in Northern Virginia; Preston Trails Club in Dallas, Texas; and Oyster Harbors Club in Cape Cod, Massachusetts.

               (e)  Flight Time. The Company shall provide the Executive with
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     100 hours per year of flight time on a Challenger (the "Aircraft") through its fractional ownership with Flex Jets. At the Executive's discretion, such hours may be used in the performance of his duties hereunder or for personal use. If the Company owns the interest in the Aircraft, then the Company shall pay all costs associated with the Aircraft; provided however, if any of such hours are used for the Executive's personal use, the Executive shall reimburse the Company at the variable hourly rate for such usage. If the Executive owns the interest in the Aircraft, then the Company shall reimburse the Executive for (i) the interest costs on the loan for the acquisition of the interest in the Aircraft, (ii) the monthly management fee associated with the interest in the Aircraft and (iii) the variable hourly rate for usage of the Aircraft for business purposes.

          5.   Expenses. The Company recognizes that the Executive will have to
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incur certain out-of-pocket expenses, including, but not limited to, travel expenses, related to his services and the Company's business, and the Company agrees to reimburse the Executive for all reasonable expenses necessarily incurred by him in the performance of his duties upon presentation of a voucher or documentation indicating the amount and business purposes of any such expenses.

          6.   Termination in Case of Death or Disability. In case of the
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Executive's death or permanent disability (defined as complete physical or mental inability, confirmed by a licensed physician, to perform substantially all of the services described herein that continues for a period of 180 consecutive days), the Company may elect to terminate the Executive pursuant to the terms of Section B, Paragraph 8 hereof.

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          7.   Termination With Cause; Voluntary Termination. The Company may
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terminate this Second Restated Agreement upon a determination that an event has occurred within the definition of Termination With Cause; provided, however, in the case of a Termination With Cause based upon clauses (b) or (c) of such definition, the Company shall provide the Executive written notice of such grounds for termination, and the Executive shall have a period of 14 days to cure such cause to the reasonable satisfaction of the Board. If the Executive shall suffer Termination With Cause or shall cease being an employee of the Company on account of a Voluntary Termination, then the Executive shall receive accrued compensation until the effective date of such Voluntary Termination or Termination without Cause and shall not be entitled to any compensation after the effective date of such Voluntary Termination or Termination With Cause (except compensation accrued but unpaid on the date of such event). Any continued rights and benefits the Executive may have under employee benefit plans and programs of the Company upon such a termination, if any, shall be determined in accordance with the terms of such plans and programs provided however, that the Executive, including his immediate, family shall be able to continue to participate in the Company's medical/health insurance or coverage program with the same level of benefits as he was entitled to receive immediately prior to the time of termination, but the Executive shall bear all costs of such medical/health insurance or coverage. Any period during which benefits are continued pursuant to this Paragraph 7 of Section B shall be considered to be in satisfaction of the Company's obligation to provide "continuation coverage" pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended, and the period of coverage under Section 4980B shall be reduced by the period during which benefits are provided pursuant to this Paragraph 7 of Section B.

          8.   Death or Disability; Termination Without Cause; or Termination
               --------------------------------------------------------------
of Employment by Executive for Good Reason. If the Executive shall suffer a
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termination of employment due to death or disability or a Termination Without
Cause or shall terminate his employment for Good Reason, then the Company: (i) shall pay the Executive, (a) in the case of a termination of employment due to death or disability, cash compensation in a lump sum equal to one year's base salary, based on the Executive's base salary at the time of such death of termination due to disability; or (b) in the case of a Termination Without Cause or a termination of employment by Executive for Good Reason, cash compensation in a lump sum equal to the sum of (x) two years' base salary (based on the Executive's base salary at the time of such Termination Without Cause or termination by the Executive for Good Reason) and (y) two times the sum of (A) the average of the annual cash bonuses paid to the Executive with respect to calendar years 1999 and 2000 and (B) the average of the current value of the long-term incentives earned with respect to calendar years 1999 and 2000; and
(ii) continue to provide for a period of three years after such death, disability or termination, at its expense, on behalf of the Executive and his dependents and beneficiaries (a) annual physicals, medical, health, dental and prescription drug benefits, (b) long-term disability coverage, (c) life insurance and other death benefits coverage, and (d), all the benefits and privileges set forth in subparagraphs (c), (d), and (e) of Paragraph 4 of Section B. For the same three-year period (except in the case of death), the Executive shall be entitled to retain, at the Company's expense, his current office or a similar office and a secretary. The coverage and benefits (including deductibles, costs and contributions by the Executive, if any) provided under this

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Paragraph 8 of Section B shall be no less favorable to the Executive and his dependents and beneficiaries than the most favorable of such coverage and benefits provided the Executive and his dependents and beneficiaries during the 90-day period immediately prior to such death, disability or termination. The obligation under this Paragraph 8 of Section B with respect to the foregoing benefits shall be limited if the Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Company may reduce or eliminate the coverage and benefits it is required to provide the Executive hereunder as long as the aggregate coverage and benefits of the combined benefit plans is no less favorable to the Executive than the coverage and benefits required to be provided hereunder. Any continued rights and benefits that the Executive, or the Executive's estate or other legal representatives, may have under employee benefit plans and programs of the Company upon such death, disability or termination shall be determined in accordance with the terms and provisions of such plans and programs, except as provided in this Paragraph 8. The foregoing notwithstanding, if the Executive has received, or is entitled to receive, the payments under Paragraph 9 of Section B, no payments or benefits shall be payable under this Paragraph 8. Any period during which benefits are continued pursuant to this Paragraph 8 of Section B shall be considered to be in satisfaction of the Company's obligation to provide "continuation coverage" pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended, and the period of coverage under Section 4980B shall be reduced by the period during which benefits are provided pursuant to this Paragraph 8 of Section B.

          9.   Change in Control.  Within fifteen (15) days of a Change in
               -----------------
Control, the Company shall pay Executive a lump sum payment of $5,000,000 if a Change in Control occurs in 2001. If a Change in Control occurs in any year after 2001, the lump sum payment shall decrease by $500,000 for each calendar year after 2001 that such Change in Control occurs. For example, if such Change in Control occurs in 2002, the lump sum payment shall equal $4,500,000, and if such Change in Control occurs in 2003, the lump sum payment shall equal $4,000,000. In addition, after a Change in Control, the Executive may resign for any reason or no reason, and the Company shall continue to provide for a period of three years after such resignation, at its expense, on behalf of the Executive and his dependents and beneficiaries (i) annual physicals, medical, health, dental and prescription drug benefits, (ii) long-term disability coverage, (iii) life insurance and other death benefits coverage, and (iv), all the benefits and privileges set forth in subparagraphs (c), (d), and (e) of Paragraph 4 of Section B. For the same three-year period (except in the case of death), the Executive shall be entitled to retain, at the Company's expense, his current office or a similar office and a secretary. The coverage and benefits (including deductibles, costs and contributions by the Executive, if any) provided under this Paragraph 9 of Section B shall be no less favorable to the Executive and his dependents and beneficiaries than the most favorable of such coverage and benefits provided the Executive and his dependents and beneficiaries during the 90-day period immediately prior to the Change in Control or as of any date following the Change in Control but preceding the Executive's resignation. The obligation under this Paragraph 9 of Section B with respect to the foregoing benefits shall be limited if the Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Company may reduce or eliminate the coverage and benefits it is required to provide the Executive hereunder as long as the aggregate coverage and benefits of the

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combined benefit plans is no less favorable to the Executive than the coverage and benefits required to be provided hereunder. Any period during which benefits are continued pursuant to this Paragraph 9 of Section B shall be considered to be in satisfaction of the Company's obligation to provide "continuation coverage" pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended, and the period of coverage under Section 4980B shall be reduced by the period during which benefits are provided pursuant to this Paragraph 9 of Section B.

          10.  Termination after Five Years.  Upon a termination of employment
               ----------------------------
due to the expiration of the Employment Term on the fifth anniversary of the Effective Date, the Company shall continue to provide at its expense, from the period that begins on the fifth anniversary of the Effective Date and ends on the Executive's sixty-fifth (65th) birthday, on behalf of the Executive and his dependents and beneficiaries, (a) annual physicals, medical, health, dental and prescription drug benefits, (b) long-term disability coverage, (c) life insurance and other death benefits coverage, and (d), all the benefits and privileges set forth in subparagraphs (c), (d), and (e) of Paragraph 4 of Section B. For the same period, the Executive shall be entitled to retain, at the Company's expense, his current office or a similar office and a secretary. The coverage and benefits (including deductibles, costs and contributions by the Executive, if any) provided under this Paragraph 10 of Section B shall be no less favorable to the Executive and his dependents and beneficiaries than the most favorable of such coverage and benefits provided the Executive and his dependents and beneficiaries during the 90-day period immediately prior to expiration of the Employment Term. The obligation under this Paragraph 10 of Section B with respect to the foregoing benefits shall be limited if the Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Company may reduce or eliminate the coverage and benefits it is required to provide the Executive hereunder as long as the aggregate coverage and benefits of the combined benefit plans is no less favorable to the Executive than the coverage and benefits required to be provided hereunder. Any continued rights and benefits that the Executive, or the Executive's estate or other legal representatives, may have under employee benefit plans and programs of the Company upon the expiration of the Employment Term shall be determined in accordance with the terms and provisions of such plans and programs, except as provided in this Paragraph 10. Any period during which benefits are continued pursuant to this Paragraph 10 of Section B shall be considered to be in satisfaction of the Company's obligation to provide "continuation coverage" pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended, and the period of coverage under Section 4980B shall be reduced by the period during which benefits are provided pursuant to this Paragraph 10 of Section B.

          11.  Gross-Up Payment.
               ----------------

               (a) In the event it shall be determined that any payment or distribution of any type to or for the benefit of the Executive, by the Company, any Affiliate, any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder) or any Affiliate of such person, whether paid or payable or

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     distributed or distributable pursuant to any of the terms of this Second
     Restated Agreement or otherwise (the "Total Payments"), is or will be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any income tax, employment tax or Excise Tax, imposed upon the Gross Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

               (b) All mathematical determinations, and all determinations as to whether any of the Total Payments are "parachute payments" (within the meaning of Section 280G of the Code), that are required to be made under this subparagraph (b), including determinations as to whether a Gross-Up Payment is required, the amount of such Gross-Up Payment and amounts relevant to the last sentence of this subparagraph (b), shall be made by an independent accounting firm selected by the Executive from among the five
     (5) largest accounting firms in the United States (the "Accounting Firm"), which shall provide its determination (the "Determination"), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, both to the Company and the Executive by no later than ten (10) days following the Change in Control, or such earlier time as is requested by the Company or the Executive (if the Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive and the Company with a written statement that such Accounting Firm has concluded that no Excise Tax is payable (including the reasons therefor) and that the Executive has substantial authority not to report any Excise Tax on his federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid to the Executive within twenty (20) days after the Determination (and all accompanying calculations and other material supporting the Determination) is delivered to the Company by the Accounting Firm. Any determination by the Accounting Firm shall be binding upon the Company and the Executive, absent manifest error. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made ("Underpayment"), or that Gross-Up Payments will have been made by the Company which should not have been made ("Overpayments"). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the case of an Overpayment, the Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment, provided, however, that (i) the Executive shall
                               --------  -------
     not in any event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that he has retained or has recovered as a refund from the applicable taxing

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     authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of this Paragraph 11 of Section B, which is to make the Executive whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Executive repaying to the Company an amount which is less than the Overpayment.

          C.   AGREEMENT NOT TO COMPETE.
               ------------------------

               Except as explicitly provided herein, the Executive agrees, for the entire Employment Term and, if applicable, the entire Noncompetition Period, to the following covenants, effective within the United States:

               1.   Competitive Activity Restriction. Executive, personally or
                    --------------------------------
through any Affiliate of Executive, shall not conduct any Competitive Activity other than through the Company, unless a majority of the Board, which majority must include a majority of the Independent Trustees, have determined that such Competitive Activity will not have a material adverse effect on the operations of any Office or Industrial Property that the Company either owns or has a right to acquire. Notwithstanding any other provision of this Second Restated Agreement, the Executive agrees that, during the time he is employed by the Company, the Executive shall present to the Company all opportunities that arise to engage in Competitive Activities.

               2.   No Beneficial Ownership. Executive shall not beneficially
                    -----------------------
own directly or indirectly any beneficial interest in any entity engaged in any Competitive Activity other than the Company, except for (i) any interest in a company traded on a nationally recognized public securities exchange (including The NASDAQ National Market), provided such interest does not exceed five percent of the outstanding capital stock of such company, and (ii) the Executive's 6% limited partnership interest in the Chesapeake & Potomac Telephone Building in Baltimore Maryland.

               3.   Loans. Executive shall not directly or indirectly make any
                    -----
loan to, or hold any note evidencing a loan from, any entity engaged in any Competitive Activity.

               4.   Competitive Entity. Executive shall not be a director or
                    ------------------
trustee, officer, or employee of, or consultant to (whether for compensation or not) any entity engaged in any Competitive Activity.

               5.   Notification to Independent Trustees. If Executive or any
                    ------------------------------------
Affiliate of Executive desires to engage in any Competitive Activity, Executive shall describe fully the proposed activity in a written notice (the "Disclosure Notice") to the Company and the Independent Trustees. A Disclosure Notice shall only pertain to a specific proposed project and the referenced proposed project shall be described therein with specificity as to timing, location, scope and the extent of Executive's involvement, financially and in terms of his time commitment. A Disclosure Notice may not request approval for any conceptual or non-project specific activity or for any activity that is prohibited by this Second Restated Agreement.

     D.   MISCELLANEOUS PROVISIONS.
          ------------------------

          1.   Notices. All notices or deliveries authorized or required
               -------
pursuant to this Agreement shall be deemed to have been given when in writing and when (i) deposited in the U.S. mail, certified, return receipt requested, postage prepaid, or (ii) otherwise delivered by hand or by overnight delivery, against written receipt, by a common carrier or commercial courier or delivery service addressed to the parties at the following addresses or to such other addresses as either may designate in writing to the other party:

     To the Company:     Prentiss Properties Trust
                         3890 West Northwest Highway, Suite 400
                         Dallas, Texas 75220
                         Phone (214) 761-1440

     To the Executive:   Michael V. Prentiss
                         5006 Seneca Drive
                         Dallas, Texas 75209
                         214-350-3011

          2.   Entire Agreement. This Second Restated Agreement contains the
               ----------------
entire understanding between the parties hereto with respect to the subject matter hereof and shall not be modified in any manner except by instrument in writing signed, by or on behalf of, the parties hereto. This Second Restated Agreement shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto.

          3.   Effective Date. Notwithstanding the date of this Second Restated
               --------------
Agreement, the terms and provisions of and rights and obligations under this Second Restated Agreement shall become effective on the Effective Date.

          4.   Applicable Law. This Second Restated Agreement shall be governed
               --------------
and construed in accordance with the laws of the State of Texas.

          5.   Assignment. The Executive acknowledges that his services are
               ----------
unique and personal. The Executive may not assign his rights or delegate his duties or obligations under this Second Restated Agreement except (a) his rights to compensation and benefits hereunder may be transferred by will or operation of law and (b) his rights under employee benefit plans or programs described in Section B, Paragraph 4(b) may be assigned or transferred in accordance with the terms of such plans or programs, or regular practices thereunder. The Executive's rights and obligations under this Second Restated Agreement shall inure to the benefit of and shall be binding upon the Executive's heirs and personal representatives.

          6.   Titles and Headings. Titles and headings to sections and
               -------------------
paragraphs in this Second Restated Agreement are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Second Restated Agreement.

          7.   Counterparts. This Second Restated Agreement may be executed in
               ------------
one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          8.   Amendments. No amendment, modification or supplement to this
               ----------
Second Restated Agreement shall be binding on any of the parties hereto unless it is in writing and signed by the parties in interest at the time of the modification, and further provided any such modification is approved by a majority of the Independent Trustees.

          9.   No Third-Party Beneficiaries. This Second Restated Agreement is
               ----------------------------
solely for the benefit of the parties to this Second Restated Agreement and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claims or action or other right in excess of those existing without reference to this Second Restated Agreement.

          10.  Maximum Legal Enforceability; Time of Essence. Any provision of
               ---------------------------------------------
this Second Restated Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party to this Second Restated Agreement, each party hereto acknowledges that damages would not be an adequate remedy for any breach of the provisions of this Second Restated Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable. Time shall be of the essence as to each and every provision of this Second Restated Agreement.

          11.  Specific Performance. The Executive acknowledges that the
               --------------------
obligations undertaken by him pursuant to this Second Restated Agreement are unique and that the Company will not have an adequate remedy at law if he shall fail to perform any of his obligations hereunder, and the Executive therefore confirms that the Company's right to specific performance of the terms of this Second Restated Agreement is essential to protect the rights, interest and goodwill of the Company. Accordingly, in addition to any other remedies that the Company may have at law or in equity, the Company shall have the right to have all obligations, covenants, agreements and other provisions of this Second Restated Agreement specifically performed by the Executive, and the Company shall have the right to obtain preliminary and permanent injunctive relief to secure specific performance and to prevent a breach or contemplated breach of this Second Restated Agreement by the Executive. The Executive acknowledges that the Company will have the right to have the provisions of this Second Restated Agreement enforced in any court of competent jurisdiction, it being agreed that any breach or threatened breach of this Second Restated Agreement would cause irreparable injury to the Company and its business and that money damages would not provide an adequate remedy to the Company.

          12.  Operations of Affiliated Parties. The Executive agrees that he
               --------------------------------
will refrain from authorizing any Affiliate to perform any activities that would be prohibited by the terms of this Second Restated Agreement if they were performed by him. Notwithstanding anything to the contrary contained in this Second Restated Agreement, the Executive shall not be required by the terms of this Second Restated Agreement to violate any fiduciary duty existing on the date hereof that he owes to a third party.

          13.  Further Assurances. The parties to this Second Restated
               ------------------
Agreement will execute and deliver or cause the execution and delivery of such further instruments and documents and will take such other actions as any other party to the Second Restated Agreement may reasonably request in order to effectuate the purpose of this Second Restated Agreement and to carry out the terms hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Second Restated Agreement to be duly executed as of the day and year first written above.


                              THE EXECUTIVE


                              /s/ MICHAEL V. PRENTISS
                              -------------------------------------------------
                              MICHAEL V. PRENTISS

                              THE COMPANY

                              PRENTISS PROPERTIES TRUST



                              By:  /s/ LAWRENCE A. WILSON
                                  ---------------------------------------------
                                    Its:
                                         --------------------------------------

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